Exhibit 99.2
Kennedy Wilson Announces the Final Results of Its Previously Announced Tender Offer
BEVERLY HILLS, Calif—(BUSINESS WIRE)-- Kennedy Wilson Europe Real Estate Limited (“KWE”), a wholly-owned subsidiary of global real estate investment company Kennedy Wilson (NYSE: KW) (the “Company”), announced today the results of its previously announced cash tender offer (the “Tender Offer”) to purchase up to €150 million in aggregate nominal amount of its €550 million outstanding euro-denominated 3.25% Notes due 2025 (the “KWE Notes”). A total of €75,000,000 in aggregate nominal amount of the KWE Notes, or 13.64% of the €550 million aggregate nominal amount of the KWE Notes outstanding prior to the Tender Offer, had been validly tendered for purchase pursuant to the Tender Offer. KWE accepted for purchase all of the KWE Notes validly tendered pursuant to the Tender Offer.
As previously announced, the purchase price for the KWE Notes validly tendered and accepted for purchase pursuant to the Tender Offer was a price equal to 82.0% of the nominal amount of the relevant KWE Notes, plus accrued and unpaid interest to, but not including, November 16, 2022 (the anticipated settlement date for the Tender Offer). The total Tender Offer consideration of €61.5 million, including accrued and unpaid interest, will be funded primarily from a draw on the Company’s corporate revolving line of credit. Following settlement of the Tender Offer, €475,000,000 in aggregate nominal amount of the KWE Notes will remain outstanding.
This press release is neither an offer to purchase nor a solicitation to buy any of the KWE Notes nor is it a solicitation for acceptance of the Tender Offer.

About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. The company owns, operates, and invests in real estate through the balance sheet and through an investment management platform across the Western United States, United Kingdom, and Ireland. Kennedy Wilson primarily focuses on multifamily and office properties as well as industrial and debt investments in the investment management business.

KW-IR

Kennedy Wilson
Investors
Daven Bhavsar, CFA
Director of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com

Media
Emily Heidt
Vice President, Communications
+1 (310) 887-3499
eheidt@kennedywilson.com